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                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                     -------------------------------------

                                       OF

                              CCPR SERVICES, INC.
                              -------------------

       CCPR Services, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1. The name of the corporation is CCPR Services, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 27, 1982 under the name Cellular Communications of Colorado, Inc.

       2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and sole stockholder pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware.

       4. The text of the Certificate of Incorporation is hereby restated, integrated and amended to read in its entirety as follows:

       FIRST: The name of the corporation (hereinafter called the "corporation")
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     is
                  CCPR SERVICES, INC.

       SECOND: The address, including street, number, city, and county, of the
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     registered office of the corporation in the State of Delaware is 32
     Loockerman Square, Suite L-100, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

       THIRD: The purpose of the corporation is to engage in any lawful act or
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     activity for which corporations may be organized under the General
     Corporation Law of the State of Delaware.

       FOURTH: The total number of shares of stock which the corporation shall
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     have authority to issue is 1,000 shares of common stock with a par value of
     $1.00 per share.

       FIFTH: The corporation is to have perpetual existence.
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       SIXTH: For the management of the business and for the conduct of the
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     affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

       (a) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The phrase "whole Board" and the
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     phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

       (b) After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

       (c) Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of Section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

       SEVENTH: The personal liability of the directors of the corporation is
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     hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

       EIGHTH: The corporation shall, to the fullest extent permitted by the
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     provisions of Section 145 of the General Corporation Law of the State of
     Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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       NINTH: From time to time any of the provisions of this certificate of
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     incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article NINTH.

       IN WITNESS WHEREOF, Cellular Communications of CCPR Services, Inc., has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 4th day of May, 1995.

                                CCPR SERVICES, INC.

                                /s/
                                ----------------------------------------
                                Senior Vice President-General Counsel

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